Exhibit 10.1

TERMS AND CONDITIONS

EXECUTIVE STOCK OPTION

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

GRANT DATE:                 , 200

1. Governing Documents. Your stock option grant is subject to the provisions of the Northern Trust Corporation 2002 Stock Plan (the “Plan”) and the stock option notice (the “Option Notice”). Your stock option grant is also subject to the “Addendum to Award Agreements under the Plan,” which Addendum shall be deemed to be an integral part of these Terms and Conditions. The Option Notice and these Terms and Conditions constitute the “Stock Option Agreement” as defined in the Plan. If there is any conflict between the information in the Stock Option Agreement and the Plan, the Plan will govern. These Terms and Conditions apply to non-qualified stock options and incentive stock options issued under the Plan.

2. Amendments. The Compensation and Benefits Committee of the Board of Directors (the “Committee”) may amend the terms of the Plan or the Stock Option Agreement at any time, except that any amendment that adversely affects your rights in any material way requires your written consent.

3. Exercise Limitations. Your stock option is exercisable from and after the vesting date(s) set forth on the Option Notice until the ten (10)-year anniversary of the date the option was granted (the “Expiration Date”), except as provided below:

•	Change in Control. Your stock option (whether vested or unvested) becomes vested and exercisable from and after the date of a “Change in Control” of the Corporation as defined in the Plan. Please see “Other Termination of Employment” below for additional provisions relating to a “Change in Control.”

•	Death. If you die while employed, your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your death and may be exercised by your beneficiary at any time until the earlier of (a) five (5) years following your death and (b) the Expiration Date. If you do not name a beneficiary (or your beneficiary dies before you), your stock option will pass to the following persons in the order indicated:

•	Your spouse; if none, then,

•	Your children (in equal amounts); if none, then,

•	Your parents (in equal amounts); if none, then,

•	Your brothers and sisters (in equal amounts); if none, then,

•	Your estate.

•	Retirement. If you retire, your stock option continues to vest in accordance with its terms, and, once vested, it may be exercised at any time until the earlier of (a)

five (5) years following the effective date of your retirement and (b) the Expiration Date. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment due to retirement. The terms “retire” and “retirement” mean retirement occurring by reason of your having qualified for a Normal, Early, or Postponed Retirement Pension under The Northern Trust Company Pension Plan.

•	Disability. If you become disabled while employed, your stock option (whether vested or unvested) becomes vested and exercisable upon your disability and may be exercised at any time until the earlier of (a) five (5) years following your disability, and (b) the Expiration Date. The terms “disabled” and “disability” mean that you have been receiving short-term and long-term disability benefits under Northern Trust’s Managed Disability Program for twelve (12) consecutive months, at which date you are terminated from the Plan. You should be aware that an unexercised incentive stock option may automatically convert into a non-qualified stock option three months after termination from the Plan due to disability pursuant to the applicable provisions of the Internal Revenue Code relating to incentive stock options.

•	Severance. If your employment is terminated under circumstances that entitle you to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”), and you have executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your termination of employment and may be exercised at any time until the earlier of (a) one-hundred and eighty (180) days following your termination of employment under the Severance Plan and (b) the Expiration Date. If you are eligible for a Normal, Early, or Postponed Pension Retirement Pension upon termination of employment under the Severance Plan, your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your termination of employment and may be exercised at any time until the earlier of (a) five (5) years following the effective date of your retirement and (b) the Expiration Date. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment.

•	Special Circumstances. If (a) on the date of grant, you are a Management Committee member, and (b) on the date of your termination of employment, you are age 55 or older and have a minimum of 10 years of employment with the Corporation or its subsidiaries, then your stock option continues to vest in accordance with its terms, and, once vested, it may be exercised at any time until the earlier of (i) five (5) years following the date of your termination of employment and (ii) the Expiration Date.

•	Other Termination of Other Termination of Employment. Except as set forth below, if (a) your employment terminates for any reason other than death, retirement or a severance under the Severance Plan for which you have executed and not revoked a Release, and (b) you are not terminated from the Plan due to disability pursuant to the “Disability” provisions described above, your stock option, if vested as of the date of your termination of employment, may be exercised at any time until the earlier of (i) three (3) months following the date of your termination of employment and (ii) the Expiration Date. Your stock option, if unvested as of the date of your termination of employment, expires as of the date of your termination of employment. A termination of employment shall not be deemed to occur by reason of your transfer between the Corporation and a subsidiary of the Corporation or between two subsidiaries of the Corporation. The post-termination exercise provision of this sub-paragraph shall apply to you if you become a consultant to the Corporation or a subsidiary of the Corporation upon termination of your employment from the Corporation or a Subsidiary of the Corporation. Notwithstanding the foregoing, if, within the two-year period following a Change in Control, (A) your employment by the Corporation or a subsidiary of the Corporation is terminated for any reason other than death, retirement or a severance under the Severance Plan for which you have executed and not revoked a Release, and (B) you are not terminated from the Plan due to disability pursuant to the “Disability” provisions described above, then (except as may otherwise be specified in an Employment Security Agreement between you and the Corporation), your stock option may be exercised at any time until the earlier of (I) six (6) months following the date of your termination of employment, and (II) the Expiration Date.

4. Re-Employment. If, after your termination of employment, you are re-employed by the Corporation or one of its subsidiaries, upon your return you will be considered a new hire. Options that previously expired upon your termination of employment remain expired and are not reinstated.

5. Exercise of Options.

•	How to Exercise. You may exercise your stock option by contacting Retirement Passport through the H.R. Service Center at (800) 807-0302. For inquiry or modeling, you can use Your Benefits Resources online. You may access Your Benefits Resources online through the People Place on nside northern by selecting My Place followed by the Retirement and Stock Option Plans link.

•	Black-out Period. Due to federal securities law concerns, the Corporation has a “black-out” policy which restricts any exercise of your stock option around quarterly corporate earnings announcements. Please refer to the “Statement of Confidential Information and Securities Trading” for further information about the Corporation’s black-out policy. You may access this document online through nside northern. From the homepage click on Corporate, and then Corporate Policies.

6. Nontransferability. Your stock option is not transferable other than as provided in these Terms and Conditions, except that you, with the prior approval of the Committee, may transfer a non-qualified stock option (but not an incentive stock option) under certain circumstances and subject to the terms and conditions of the Plan and such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the non-qualified stock option prior to the transfer. Your stock option (whether a non-qualified stock option or an incentive stock option) is exercisable, during your lifetime, only by you or your personal representative. Additional written information regarding the mechanics and consequences of transferring a non-qualified stock option is available from the Corporate Secretary. You should request and review this information prior to making a request to transfer a non-qualified stock option.

7. Delivery of Shares. Delivery of shares of common stock upon exercise of your stock option is subject to the withholding of all applicable taxes. At your election, any withholding tax obligation shall be satisfied by the Corporation’s withholding of a portion of the shares otherwise distributable to you at a rate acceptable to the Corporation or by your delivery of previously acquired shares that are “mature” (meaning that the shares have been held by you for more than six months) to the Corporation, up to the maximum federal rate. Payment of federal income taxes may be accomplished through a combination of withholding of shares and delivery of previously acquired shares that are “mature.” If at any time the Corporation shall be advised by its counsel that the shares deliverable upon an exercise of the option must be accompanied or preceded by a prospectus meeting the requirements of the Securities Act of 1933 or any State securities law, or that the Corporation must comply with the rules of any securities exchange on which its common stock is traded, the Corporation will use its reasonable best efforts to deliver such prospectus and to comply with the rules of such securities exchange not later than a reasonable time following the exercise of the option, but the delivery of shares by the Corporation may be deferred until such prospectus is available or the Corporation complies with the rules of such securities exchange. As an option holder, you have no interest in the shares covered by the option until the shares are actually issued.

8. No Contract of Employment. The option grant shall not be deemed to obligate the Corporation or any of its subsidiaries to continue your employment for any particular period, nor is employment guaranteed for the length of the vesting schedule set forth in the Option Notice.

9. Taxes. Please refer to the “Summary Description of the Northern Trust Corporation 2002 Stock Plan” for a description of the U.S. federal income tax consequences affecting non-qualified stock options and incentive stock options.

10. Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and the stock option grants to which the Option Notice and these Terms and Conditions apply shall be determined in conformity with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.